Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 15, 2012, except for Note 19, as to which the date is April 6, 2012, with respect to the audited financial statements of Tumi Holdings, Inc., contained in the Prospectus (File No. 333-178466), filed on April 20, 2012, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8, and to the use of our name as it appears under the caption “Experts” in such Prospectus.

/s/ GRANT THORNTON LLP

New York, New York

April 20, 2012